Exhibit 10.29

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), dated as of October 30, 2014, by and between Social Reality, Inc., a Delaware corporation (the “Employer”) and Adam Bigelow, an individual residing at _________________ (the “Executive”).

RECITALS

WHEREAS, the Employer owns and operates an Internet-based advertising agency operating on a worldwide basis;

WHEREAS, the Employer wishes to employ the Executive as its Senior Director, Ad Operations; and

WHEREAS, the Employer and the Executive desire to set forth the terms pursuant to which the Executive will be employed by the Employer as its Senior Director, Ad Operations.

NOW, THEREFORE, the Employer and the Executive hereby agree as follows:

Section 1.

Employment.

(a)

The Employer shall employ the Executive, and the Executive agrees to be employed by the Employer, upon the terms and conditions hereinafter provided, for a term (the “Initial Term”) commencing October 30, 2014 (the “Effective Date”) and expiring October 30, 2018.  The Initial Term shall be automatically extended for additional successive periods of twelve (12) month renewal terms (each a “Renewal Term”) unless either the Employer or the Executive provides notice to the other of its (or his) intent not to renew the Initial Term or the then current Renewal Term (as applicable) at least sixty (60) days prior to the expiration of the Initial Term or the then current Renewal Term (as applicable).  The Initial Term and any Renewal Terms are referred to herein as the “Term”.

(b)

The Executive hereby represents and warrants that the Executive has the legal capacity to execute and perform this Agreement, that this Agreement is a valid and binding agreement enforceable against the Executive according to its terms, and that the execution and performance of this Agreement by the Executive does not violate the terms of any existing agreement or understanding to which the Executive is a party.

Section 2.

Duties.

The Executive shall report to the Chief Revenue Officer of the Employer and have the title of Senior Director, Ad Operations of the Employer.  The Executive shall have such duties as are consistent with the Executive’s experience, expertise and position as shall be assigned to the Executive from time to time by the Chief Revenue Officer.  During the Term, and except for vacation in accordance with the Employer’s standard paid time off policies or due to illness or incapacity, the Executive shall devote substantially all of the Executive’s business time, attention, skill and efforts to the business and affairs of the Employer and its parents, subsidiaries and affiliates.  Notwithstanding the foregoing, the Executive may (1) make personal investments in such form or manner as will neither require the Executive’s services in the operation or affairs of the business in which such investments are made, and (2) serve as a director on the board of directors of other non-competing companies with prior written notice to the Board.  The Executive agrees not to engage in any outside business activities that materially interfere with or materially delay the performance of the Executive’s duties hereunder (which duties shall be performed on a first-priority basis); provided, that, it is understood and agreed that service on a board of a non-competing company, in and of itself, shall not be deemed to so delay or interfere with the Executive’s duties hereunder, unless the Employer’s Board of Directors (the “Board”) shall have determined in good faith that such other company is directly competitive with the Employer.

Section 3.

Compensation.

For all services rendered by the Executive in any capacity required hereunder during the Term, including, without limitation, services as an officer, director, or member of any committee of the Employer or any parent, subsidiary, affiliate or division thereof, the Executive shall be compensated as follows:

(a)

Salary.  The Employer shall pay the Executive a fixed salary (“Base Salary”) at a rate of $100,000.00 per annum.  The Board may from time to time further increase, but not decrease, the Base Salary, in its sole discretion. The Base Salary shall be payable in accordance with the customary payroll practices of the Employer.

(b)

Discretionary Bonus.  At the sole discretion of the Employer’s president, the Executive shall be eligible to receive an annual discretionary bonus (the “Discretionary Bonus”) during the prior year.  Any awarded Discretionary Bonus shall be paid within sixty (60) days of being granted. Executive acknowledges that the Discretionary Bonus may be comprised of cash or non-cash compensation as determined at the sole discretion of the Board or its designee. The provisions of this Section 3(b) in no way guarantee or entitle the Executive to any discretionary bonus whatsoever, the award of which is entirely discretionary.

(c)

Equity Incentives. On the Effective Date, the Executive shall receive an option to purchase 25,000 shares of the Employer’s Class A common stock, $0.001 par value per share at an exercise price of $1.50 per share (in each case subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar event) (the “Option”).  The Option shall be granted under the Employer’s 2012 Equity Compensation Plan and, except as otherwise provided in Section 5 hereof, shall vest and become exercisable with respect to 25% of the shares subject thereto on the first anniversary of the Effective Date, 25% of the shares subject thereto on the second anniversary of the Effective Date, 25% of the shares subject thereto on the third anniversary of the Effective Date and as to 25% of the shares subject thereto on the fourth anniversary of the Effective Date.

(d)

Benefits. Except as set forth in this Agreement, the Executive shall be entitled to participate in all employee benefit plans or programs, and to receive all benefits, perquisites and emoluments, which are approved by the Board and are generally made available by the Employer to salaried employees of the Employer, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof.  Notwithstanding the foregoing, nothing in this Agreement shall require any particular plan or program to be continued nor preclude the amendment or termination of any such plan or program, provided that such amendment or termination is applicable generally to the employees of the Employer.

(e)

Paid Time Off.  The Executive shall be entitled to fifteen (15) days of paid time off (“PTO”) per calendar year during the Term.  The Executive will not forfeit accrued PTO that is not used by the end of the calendar year; provided, however, once the Executive has thirty (30) days of accrued, but unused, PTO days (the “PTO Accrual Cap”), the Executive will not accrue any additional PTO time until he reduces the balance of his accrued PTO days below the PTO Accrual Cap.

Section 4.

Business Expenses.

The Employer shall pay or promptly reimburse the Executive for all necessary expenses reasonably incurred by the Executive in connection with the performance of the Executive’s duties and obligations under this Agreement, subject to the Executive’s presentation of appropriate vouchers in accordance with such expense account policies and approval procedures as the Employer may from time to time reasonably establish for employees (including but not limited to prior approval of extraordinary expenses).  The With the exception of travel expenses, Executive agrees to obtain prior written approval from the Employer before incurring any single out-of-pocket expense in connection with the Executive’s performance of his duties and obligations under this Agreement in excess of $1,000.00 (or such higher limit as permitted by the Employer’s president).

Section 5.

Effect of Termination of Employment.

(a)

Termination Generally; Accrued Obligations.

The date specified in any notice of termination as the Executive’s final day of employment shall be referred to herein as the “Termination Date.” Except as set forth in this Section 5, in the event that the Executive’s employment hereunder is terminated for any reason, then the Executive shall be entitled to no compensation or other benefits of any kind whatsoever, other than: (i) payment of the Executive’s unpaid Base Salary under Section 3(a) through the Termination Date, payable on the Employer’s next regular pay date following the Termination Date (or such earlier date as may be required by applicable law); (ii) payment of any unpaid bonus under Sections 3(b) for the preceding year, payable on the date that such bonus is due and payable (but not later than March 15th of the calendar year in which the Termination Date occurs); (iii) payment of any unused PTO that accrued through the Termination Date, payable on the Employer’s next regular pay date following the Termination Date (or such earlier date as may be required by applicable law); (iv) expenses reimbursable under Section 4 incurred on or prior to the Termination Date, but not yet reimbursed, which reimbursable (but not yet reimbursed) expenses, if any, shall be paid on the next regular payroll date of the Employer that occurs after the Termination Date (or as soon thereafter as administratively practicable); (v) payment of any other unpaid amounts due and owing under any benefit, fringe or equity plans, programs, policies and/or practices, in accordance with such plan, program, policy or practice; and (vi) the opportunity to continue health coverage under the Employer’s group health plan in accordance with “COBRA” (“COBRA Coverage”) (the foregoing payments and benefits collectively referred to herein as “Accrued Obligations”).

(b)

Termination Without Cause; Resignation for Good Reason.

In the event that the Employer terminates the Executive’s employment hereunder during the Term without “Cause” or the Executive resigns for “Good Reason”, then the Executive shall be entitled to no compensation or other benefits of any kind whatsoever, other than: (i) the Accrued Obligations; (ii) the Severance Amount (defined below), which Severance Amount shall be payable, subject to Section 15, in equal installments over the Severance Period (defined below) in accordance with the Employer’s normal payroll practices, commencing on the first regular pay date of the Employer that occurs after the date that is sixty (60) days following the Termination Date; provided, however, the first payment shall include the cumulative amount of payments that would have been paid to the Executive during the period of time between the Termination Date and the date such payments commence had such payments commenced immediately following the Termination Date; and provided, further, that the such payments shall immediately cease, and the Employer shall have no further obligation, if the Executive materially breaches any provision of this Agreement, including, but not limited to Section 6 of this Agreement; (iii) the Executive’s stock options and/or restricted shares granted to the Executive during the Term (to the extent not fully vested as of the Termination Date), shall become fully vested as of the Termination Date, and the Executive shall be permitted to exercise such options for up to twelve months following the Termination Date (unless otherwise agreed to by the Executive and the Employer in the case of any stock options or restricted shares granted after the Effective Date); and (iv) if the Executive elects COBRA Coverage following the Termination Date, the Employer shall waive the cost of such coverage (for the Executive and his eligible dependents) during the Severance Period (or such earlier date that COBRA coverage expires).

(c)

Death or Disability.

The Executive’s employment with the Employer shall terminate upon Executive’s death or “Disability” (defined below), in which case the Executive (or his estate and heirs) shall be entitled to no compensation or other benefits of any kind whatsoever for any period after the Executive’s date of termination other than: (i) the Accrued Obligations; and (ii) if the Executive and/or his eligible dependents elect COBRA coverage, the Employer shall waive the cost of such coverage (for the Executive and his eligible dependents) during the Severance Period (or such earlier date that COBRA coverage expires).  In addition, the Executive (or his estate and heirs) shall be permitted to exercise the Executive’s stock options granted to the Executive during the Term (to the extent vested as of the Termination Date) for up to six (6) months following the Termination Date.

(d)

Termination Due to Non-Renewal.

If the Executive’s employment with the Employer terminates due to the Employer’s notice of non-renewal of the Term in accordance with Section 1(a), then the Executive shall be entitled to no compensation or other benefits of any kind whatsoever, other than the Accrued Obligations.

(e)

Release.

Payment of any amounts under this Section 5 (other than the Accrued Obligations) shall be contingent upon the Executive executing a general release of all claims in favor of the Employer in a form acceptable to the Employer, which release shall be provided to the Executive within five (5) business days following the Termination Date, and which must be executed by the Executive and become effective (and no longer subject to revocation) within sixty (60) days following the Termination Date.

(f)

Termination With Cause.

The Employer may terminate this Agreement immediately for “Cause” by giving written notice to the Executive. In the event that this Agreement is terminated pursuant to this Section 5(f), the Executive shall be entitled to no compensation or other benefits of any kind whatsoever for any period after the Termination Date set forth in the notice given by the Employer to the Executive, except for the Accrued Obligations.  Further, if the Executive’s employment is terminated for Cause pursuant to this Section 5(f), the stock options granted to the Executive during the Term, to the extent vested, but not exercised, as of the Termination Date, shall be forfeited.

(g)

Definitions.  For purposes of this Agreement:

(i)

 “Cause” shall mean: (1) the Executive’s negligence in the performance of the material responsibilities of his office or position; (2) the Executive’s failure to perform the material responsibilities of his office or position, including, but not limited to, following the lawful directives of the Board; (3) any conviction by a court of law of, or entry of a pleading of guilty by the Executive with respect to a felony; (4) the Executive’s embezzlement or intentional misappropriation of any property of the Employer (other than good faith expense account disputes); (5) fraud by the Executive resulting in harm to the Employer; or (6) the Executive’s breach of this Agreement.  The Executive shall be given prior written notice of the termination of his employment for Cause.  If the Executive shall be terminated pursuant to clause (1), (2) or (6) above, the Executive shall be given a reasonable period of time, not to exceed 30 days, to cure the matter (if curable).  In all other cases, including if the Executive shall be terminated pursuant to clause (3), (4) or (5) above, termination shall be effective as of the date notice is given.

(iii)

“Disability” shall mean that the Executive is incapable of performing his principal duties due to physical or mental incapacity or impairment for 180 consecutive days, or for 240 non-consecutive days, during any twelve (12) month period.

(v)

 “Good Reason” shall mean the occurrence of any of the following: (a) the relocation of the Executive’s principal office location, without the Executive’s consent, to a location that is at least ten (10) miles from the prior location with the Executive’s consent; (b) any reduction, without the Executive’s consent, of the Executive’s Base Salary, except to the extent the compensation of the Employer’s chief revenue officer is similarly and proportionately reduced; or (c) a breach by the Employer of a material term of the Agreement; provided, however, that the Executive must notify the Employer within ninety (90) days of the occurrence of any of the foregoing conditions that he considers it to be a “Good Reason” condition and provide the Employer with at least thirty (30) days in which to cure the condition.  If the Executive fails to provide this notice and cure period prior to his resignation, or resigns more than six (6) months after the initial existence of the condition, his resignation will not be deemed to be for “Good Reason.”

(vii)

“Severance Amount,” for purposes of Section 5(b), shall equal an amount equal to twelve (12) months of the Executive’s Base Salary at the rate in effect as of the Executive’s Termination Date.

(viii)

“Severance Period,” for purposes of Sections 5(b), and 5(c), shall mean a period of twelve (12) months following the Termination Date.

Section 6.

Covenants Regarding Confidentiality and Non-Solicitation.

(a)

Confidentiality.

The Executive shall execute, and abide by the terms of, the confidentiality/non-disclosure agreement in the form annexed hereto as Exhibit A (the “Confidentiality Agreement”), the terms of which are incorporated herein.

(b)

Non-Solicitation.

To the fullest extent permitted by law, for a period of two years after termination of the Executive’s employment, the Executive shall not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that such other person employ or solicit for employment, any person employed or under contract  (whether as a consultant, employee or otherwise) by or to the Employer or any of its subsidiaries during the period of such person’s association with  Employer or any of its subsidiaries and two years thereafter.

To the fullest extent permitted by law, for a period of two years after termination of the Executive’s employment, the Executive shall not, directly or indirectly, solicit any clients, customers or vendors of the Employer or any of its subsidiaries.  The Executive agrees that such solicitation would necessarily involve disclosure or use of Confidential Information (as defined in the Confidentiality Agreement) in breach of this Agreement or the Confidentiality Agreement.

Section 7.

Assignment of Developments; Works for Hire.

If at any time or times during Executive’s employment with the Employer, the Executive shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work-of-authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (a) relates to the business of the Employer (or any subsidiary of the Employer) or any customer of or supplier to the Employer (or any of its subsidiaries) or any of the products or services being developed, manufactured, sold or provided by the Employer or which may be used in relation therewith or (b) results from tasks assigned to the Executive by the Employer, such Developments and the benefits thereof shall immediately become and/or be considered as the sole and absolute property of the Employer and its assigns as a work for hire, and the Executive shall promptly disclose to the Employer (or any persons designated by it) each such Development and hereby assigns any rights the Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Employer and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary documentation, plans and models) to the Employer.  Upon disclosure of each Development to the Employer, the Executive will, during the Term and at any time thereafter, at the request and cost of the Employer, sign, execute, make and do all such deeds, documents, acts and things as the Employer and its duly authorized agents may reasonably require:

(a)

to apply for, obtain and vest in the name of the Employer alone (unless the Employer otherwise directs) letters patent, copyrights, trademarks, service marks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(b)

to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyrights, trademarks, service marks or other analogous protection.

In the event the Employer is unable, after reasonable effort, to secure the Executive’s signature on any letters patent, copyrights, trademarks, service marks or other analogous protection relating to a Development, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of any such letters patent, copyrights, trademarks, service marks and other analogous protection thereon with the same legal force and effect as if executed by the Executive.

Section 8.

Withholding Taxes.

The Employer may directly or indirectly withhold from any payments to be made under this Agreement all federal, state, city or other taxes and all other deductions as shall be required pursuant to any law or governmental regulation or ruling or pursuant to any contributory benefit plan maintained by the Employer.

Section 9.

Notices.

All notices, requests, demands and other communications required or permitted hereunder shall be given in writing, and shall be deemed effective upon (a) personal delivery, if delivered by hand, (b) three days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered United States mail, or (c) the next business day, if sent by a prepaid overnight courier service, and in each case addressed as follows:

(a)

To the Employer:

Social Reality, Inc.
456 Seaton Street

Los Angeles, CA 90013

Attention: Christopher Miglino

with a copy (which shall not be deemed notice) to:

Pearlman Schneider LLP
2200 Corporate Blvd., Suite 210
Boca Raton, FL 33431

Attention:  Jim Schneider, Esq.

(b)

To the Executive:

to the Executive at the Executive’s
address listed above.

with a copy (which shall not be deemed notice) to:

Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020

Attention:  Steven E. Siesser, Esq.

or to such other address as either party shall have previously specified in writing to the other.

Section 10.

Binding Agreement; No Assignment.

This Agreement shall be binding upon, and shall inure to the benefit of, the Executive, the Employer and their respective permitted successors, assigns, heirs, beneficiaries and representatives.  This Agreement is personal to the Executive and may not be assigned by the Executive without the prior written consent of the Board, as evidenced by a resolution of the Board.  Any attempted assignment in violation of this Section 10 shall be null and void.

Section 11.

Governing Law; Consent to Jurisdiction; Arbitration.

This Agreement, and all matters arising directly or indirectly from this Agreement, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey, without giving effect to the choice of law provisions thereof.  Any and all actions arising out of this Agreement or the Executive’s employment by the Employer or termination therefrom shall be submitted to arbitration pursuant to the terms set forth in Exhibit B.

Section 12.

Entire Agreement.

This Agreement, including all Exhibits hereto, shall constitute the entire agreement between the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings between them with respect to such matters, including without limitation, any “employment” or similar agreements (whether written, oral or implied) between the Employer and the Executive.  Notwithstanding anything in this Agreement to the contrary, the Executive shall have no liability to the Employer or any other person or entity (and all such liability is hereby irrevocably waived, discharged and released, which such waiver, discharge and release are a material inducement to the Executive for entering into this Agreement) whatsoever of any kind with respect to any termination of his employment for any consequential, special, punitive or other similar damages, whether foreseeable, known to Executive, or even if Executive was advised thereof.

Section 13.

Amendments.

This Agreement may only be amended or otherwise modified by a writing executed by each of the parties hereto.

Section 14.

Survivorship.

The provisions of Sections 5 through 16, as well as Exhibits A and B hereto, shall survive the termination of this Agreement.

Section 15.

409A Compliance.

All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”).  As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended.  To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Employer reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A.  To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code.  If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction.  Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.  Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Employer for purposes of Section 5(b) or 5(c) unless the Executive would be considered to have incurred a “termination of employment” from the Employer within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

Section 16.

Section 280G Limitation.

If any payment(s) or benefit(s) the Executive would receive pursuant to this Agreement and/or pursuant to any other agreement or arrangement would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this Section 16, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such payment(s) or benefit(s) (collectively, “Payments”) shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be the largest portion of the Payments that can be paid or provided without causing any portion of the Payments being subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payments equal the Reduced Amount, reduction shall occur in the following order: (i) first, the Severance Payment under this Agreement, (ii) second, any other cash payments due under any other agreement between the Employer and the Executive; (iii) third, cancellation of the acceleration of vesting of any stock options, and (iv) lastly, other non-cash forms of benefits.  Calculations of the foregoing will be performed at the expense of the Employer by an accounting firm selected by the Employer.  The determinations of such accounting firm shall be final, binding and conclusive upon the Employer and the Executive.

Section 17.

Counterparts.

This Agreement may be executed in any number of counterparts or facsimile copies, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and delivered by its duly authorized officer and the Executive has signed this Agreement, all as of the first date written above.

SOCIAL REALITY, INC.

By:	/s/ Chris Miglino
Chris Miglino,
Authorized representative for Social Reality, Inc.

EXECUTIVE:

/s/ Adam Bigelow
Adam Bigelow